Exhibit 99.3

VISTAPRINT N.V.

Q1 Fiscal Year 2014 Earnings Presentation Script

October 29, 2013

This script is intended to be read together with Vistaprint’s presentation dated October 29, 2013 entitled “Q1 Fiscal Year 2014 Earnings Presentation, Commentary & Financial Results Supplement.” The slide numbers below refer to the slides in such presentation.

Slide 1

This document is Vistaprint’s first quarter fiscal 2014 earnings commentary. This document contains slides and accompanying comments in the “notes” section below each slide.

Slide 2

Please read the above safe harbor statement. Additionally, a detailed reconciliation of GAAP and non-GAAP measures is posted in the appendix of the Q1 fiscal 2014 earnings presentation that accompanies these remarks.

Slide 3

This presentation is organized into the categories shown on the left hand of this slide.

Robert Keane, CEO, and Ernst Teunissen, CFO, will host a live question and answer conference call at 5:15 p.m. US Eastern time which you can access through a link on the investor relations section of www.vistaprint.com.

Slide 4

Q1 results were in-line with our expectations, with revenue of $275.1 million, reflecting 9% growth year over year in both reported and constant currency terms. GAAP earnings per share was $0.01 and non-GAAP earnings per share was $0.32. We believe we are on track to drive significantly improved margin and EPS results for the fiscal year relative to our prior fiscal year. More detail on drivers of earnings results is included in the financial results section of this presentation. We are pleased with the results given the multiple operational and financial goals we are navigating, and believe we have made a solid start to the fiscal year.

Regionally, our growth rates were also in line with our expectations. As previously described, our efforts to improve our customer value proposition are ongoing globally, though the timing has varied by region. Throughout this fiscal year, we expect to make many changes to the customer experience across multiple areas, from pricing and customer communications to the experience on our web site. At the same time, we are working to improve our marketing execution and customer economics in Europe and Asia Pacific. We continue to believe there is a large potential global market opportunity for our offerings, and we continue to believe the long-term path we have laid out to improve our growth rates is the right one.

Slide 5

We continue to roll out initiatives in areas of the business we believe are critical in driving longer-term customer value.

•	Our customer value proposition improvements in the quarter included the launch of business card formats that vary by region and that are the same as market standards in each of the regions in which we operate. This is an upgrade from our prior format that was smaller than any market standard, be it in North America or Europe. Although perhaps seemingly small, in fact this was a major cross-functional effort because of the high volume of business cards we manufacture in highly automated production lines. We are also incurring higher manufacturing costs as part of this initiative. We also launched a range of brilliant finish options for business cards, including raised print, spot gloss varnish, and metallic highlighting. As described in our investor day in August, we began to roll out significant changes to our pricing approach including a reduction in free offers, list prices, standard discount levels, and flat-rate shipping. This quarter, we launched this effort in the UK, the first of several markets we plan to change this fiscal year. Though we are in early stages of measuring the results of this program, we are encouraged by customer feedback and behavior to date.

•	We continue to balance our advertising expenditures with returns based on lifetime value and opportunities for more efficiency across the board. While we have made a decision to reduce some of the marginal advertising expenditures in Europe due to less than acceptable returns over the last 12 months, we are still allocating healthy spend to this region that we are balancing along with other drivers of revenue growth.

•	Manufacturing continues to deliver strong results and make gains in process efficiencies even as we have steadily introduced changes in some of our largest product lines, such as the introduction of higher quality substrates and attributes such as the brilliant finishes and market standard format business cards noted above. Our manufacturing and engineering groups continue to deliver overall efficiencies in our cost of goods sold, quality and reliability improvements, and more efficient production processes and technologies. This quarter, our teams delivered significant efficiency improvements in our binning and packing processes. Additionally, subsequent to the end of the quarter, we opened a new facility for our manufacturing and supply chain teams in Winterthur, Switzerland. This new Design and Technology Center supports our ability to drive competitive advantage through world class manufacturing, housing our growing team of engineering and supply chain resources and R&D facilities.

Slide 6

We also continue make steady progress in our adjacencies:

•	The combined digital marketing business delivered $21 million, or approximately 8% of revenue during Q1, which reflected approximately 5% growth year over year. During the quarter, we completed the technology integration of the Webs site-builder technology into the Vistaprint website offering, and believe that this technology is one step toward increased user satisfaction with our digital products and thus future growth. We have launched this new offering to our North American customers, and expect to follow on in other languages and geographies over the next quarter.

•	In our home and family business, we began preparations for our important holiday season, launching 200 new graphic designs for holiday cards and related products. We also launched custom iPhone and Samsung phone cases to our Albumprinter customer base.

•	We believe long-term opportunities outside of our established markets in North America, Europe, Australia and New Zealand are significant. As discussed previously, we are investing significant resources in growing our capabilities and offerings in India, Japan and, through our minority investment, China. As part of this effort, we had centrally managed this activity from Singapore. In October we made a decision to manage our emerging market activity differently – to remove some central costs to enable the deployment of more resources into our customer-facing markets – and therefore, we will be closing our Singapore office by the end of our second quarter. We will incur some one-time expenses of roughly $3M—$4M in Q2 as a result of this decision. However, the savings we expect to achieve in the back half of the year should offset these one-time expenses.

Slide 7

No notes here – transition slide

Slide 8

The quarterly financial snapshot is noted above. Revenue was $275.1 million, GAAP earnings per share was $0.01, and non-GAAP earnings per share was $0.32.

During the quarter, we incurred a below-the-line unrealized loss on hedges not designated for hedge accounting. Historically, we have used hedge accounting for our hedges, which resulted in offsets that flow through various income statement line items when the underlying hedged transaction also impacts earnings; however, for this fiscal year, we did not designate our currency hedges for hedge accounting and therefore, are required to mark-to-market our unsettled contracts for the remainder of fiscal 2014 through below-the-line earnings. The result was an expense of $4.9 million of unrealized losses reflected below-the-line in Q1. As the contracts unwind, we expect the below-the-line impact will be offset above-the-line in the remaining quarters of the year, resulting in an immaterial impact for the full year relative to our fiscal 2014 guidance.

Excluding the hedge impact, our profitability was in line with our expectations.

Slide 9

Cash and cash equivalents were approximately $64.7 million as of September 30, 2013. During the quarter, Vistaprint generated $(0.1) million in cash from operations, compared with $6.6 million in the first quarter of fiscal 2013. Free cash flow was $(19.6) million in the first quarter compared to ($22.4) million in the first quarter in the same period a year ago.

On a trailing twelve-month basis, return on invested capital (or ROIC) as of September 30, 2013 increased slightly—including share based compensation expense, it was approximately 10%, and excluding share based compensation expense, it was approximately 20%. We expect ROIC to improve significantly over time, as we expect our margins to expand in FY14 and we expect FY12 and FY13 investments to bear fruit later in FY14 and beyond.

The company did not repurchase shares during the quarter.

Slide 10

For the first quarter of fiscal 2014, revenue performance by geography was as follows:

•	North American revenue was $164.8 million in the first quarter, reflecting 14% year-over-year growth in reported terms and 15% year-over-year growth in constant currency terms and in line with our expectations for the quarter.

•	European revenue was $94.7 million, reflecting 6% year-over-year growth in reported terms and 2% year-over-year growth in constant currency terms. These results were in line with the expectations set three months ago as we continue our efforts to improve our marketing execution while rolling out major customer-facing changes in our value proposition.

•	Asia-Pacific revenue was $15.6 million, reflecting an 11% year-over-year decline in reported terms and a 2% increase year over year in constant currencies, also in line with expectations for the quarter. We continue to expect revenue growth to be higher for the full year, in the high single digit to low double digit range as described last quarter.

Year over year, currency had a negligible positive impact on revenue due to a strengthening Euro which offset a weaker Australian dollar, Japanese yen and Canadian dollar.

Sequentially, the Australian and Canadian dollar weakened versus the U.S. dollar, which was offset by a strengthening Euro and British pound. The net effect of all currencies on revenue sequentially was a negligible negative impact.

Slide 11

Vistaprint’s business metrics, which have now been consolidated to include Albumprinter and Webs metrics, were as follows:

•	Total orders processed in the quarter were approximately 7.1 million reflecting a decrease of 1% year over year

•	Average order value in Q1 was $39.40, up 10% from an average order value of $35.79 in Q1 of last fiscal year. Both new and repeat AOV grew year over year. This quarter, for both new and repeat orders, AOV was up year over year in Europe and North America, and down in Asia Pacific.

We believe our AOV and order trends are changing as the result of our customer value proposition changes. For example, we have reduced the frequency of free and deep discount promotions as a customer acquisition and retention tool. This has the effect of reducing the number of customers that purchase from us, but the customers we do receive orders from are doing so with a higher AOV (from purchasing either additional or higher-value products). We are also reducing our prior practices of highly discounted marketing offers that drive short term re-ordering.

The operational metrics above have been updated to include the impact of our acquired companies starting in the period ended March 31, 2012, or Q3 FY2012. Generally speaking, the impact is reflected in higher total orders processed during these periods and lower AOV than previously reported for the Vistaprint-branded business only.

These metrics should be viewed together and not individually, as factors such as currency, product mix, marketing campaigns, partner performance, seasonality, and the like, can impact them.

Slide 12

Additional customer metrics for our business, which now include Albumprinter and Webs, for the period ended September 30, 2013, were as follows:

•	Quarterly new customer additions were approximately 2.2 million, down from the 2.3 million new customer adds in Q1 of last fiscal year. New customer orders grew in North America, but declined year over year in Europe and Asia-Pacific due to recent execution challenges, changes to marketing practices, and a deliberate trimming of planned advertising expense.

•	Vistaprint uses the term “implied cost of customer acquisition” or “implied COCA” to describe total advertising expense in a period divided by the number of unique first time customers in that period. The second chart illustrates our implied COCA, at approximately $28.68, was up from Q4 to Q1 and was flat with the first quarter of last fiscal year.

•	Advertising costs were $63.1 million, or 22.9% of revenue in the quarter. This is lower than the 25.9% of revenue one year ago, but higher than the 21.1% of revenue last quarter. Similar to last quarter, this is lower than recent quarters as we optimize spend as a result of applying what we learned from past investments to our spending plans, as well as trim the least efficient spend in Europe as our returns there are currently lower than initially anticipated.

These Q1 metrics illustrate a dynamic we discussed when we launched our strategy: that we could see increasing COCA even as advertising as a percent of revenue declines. This quarter, this dynamic was the result of channel mix optimization within our advertising portfolio and lower new customer adds brought about by a change in the type of customer we are acquiring through offers that rely much less frequently on “free” products.

Slide 13

Our unique customer metrics on a trailing twelve month basis were as follows:

•	On a TTM basis for the period ended September 30, 2013, unique customer count was 17.1 million, reflecting 8% year over year growth of unique customers.

•	First-time unique customers in the TTM period ending September 30, 2013 grew 3% year over year while unique customers transacting from prior periods grew 18% year over year.

As we have described in the past, many of the changes we have made since the beginning of FY12 are impacting our metrics in different ways. While one of our long-term objectives is to increase retained customers as a percent of the prior year’s total unique customer count, we previously noted that this metric could decline in FY13 due to the significant acceleration of new customers we added in FY12 (the denominator of this metric), as well as some slowing of repeat order activity due in part to some of our customer value proposition changes (which influences the numerator of this metric). Excluding the impact of retail partners, the percentage of repeating customers from prior periods would have been flat sequentially.

The operational metrics above have been updated to include the impact of our acquired companies starting in the period ended March 31, 2012, or Q3 FY2012. The net impact is reflected in higher new and repeating customers in the TTM period.

Slide 14

Average bookings per unique customer on a trailing twelve month basis for the period ended September, 2013 was as follows:

•	Average bookings per unique customer during the TTM period ended September, 2013 was $70, reflecting a 4% increase year over year. Factors that have influenced this include:

•	Our marketing execution in Europe, where we are seeing TTM average bookings per unique customer continue to create a drag on the average although year over year growth this period showed positive trends relative to recent prior quarters.

•	The impact of our success with wholesale partnerships such as FedEx Office and Staples, for which we receive wholesale revenue per order that is on average lower than our direct-to-customer business.

•	Average bookings per new customer acquired in the TTM period was $52, reflecting 4% year over year growth. Our quarterly new customer AOV trends have been down slightly in past periods due in part to the impact of factors such as less aggressive cross-selling and growth of wholesale partnerships, and this is reflected in the full TTM period trend.

•	Average bookings per customer transacting in prior periods during the TTM period was $98, reflecting a 1% increase year over year.

The operational metrics above have been updated to include the impact of our acquired companies starting in the period ended March 31, 2012, or Q3 FY2012.

Slide 15

No notes here – transition slide

Slide 16

This early in the fiscal year, we are not updating our operational revenue outlook for the full year. However, we have updated our prior revenue guidance range to reflect recent currency movements. We continue to guide to a wide revenue range for the year as we have yet to execute our seasonally strongest second quarter.

Our FY14 earnings guidance also remains unchanged, with a focus on lower expense growth than we’ve seen in the last two years and resulting margin expansion. As mentioned earlier in this presentation, there are two timing-related issues that do not change our full year EPS guidance:

•	The Q1 below-the-line impact of $4.9M of mark-to-market value of unrealized losses on economic hedges, at current exchange rates, should not materially impact our full year results. The revenue guidance increase based on recent currency movements should largely offset the impact during the remainder of the year.

•	We expect our Singapore office closure to result in one-time charges of about $3M to $4M in Q2 2014. However, we expect these charges to be roughly offset by savings from the closure in the back half of the year, and therefore we are not changing our full year EPS guidance.

Slide 17

The table above is Vistaprint’s financial guidance as of October 29, 2013. This guidance reflects our expected market opportunity and planned investments for growth and competitive advantage. Vistaprint specifically disclaims any obligation to update any forward-looking statements, which should not be relied upon as representing our expectations or beliefs as of any date subsequent to October 29, the date of this presentation.

Our expectations for the full fiscal year ending June 30, 2014 are as follows:

•	If exchange rates stay the same as they were for the 30-day average in mid-October 2013, we would expect consolidated full year 2014 revenue to be $1,250 million to $1,300 million, an increase of 7% to 11% year over year in U.S. dollars and in constant currencies. Of course, actual revenue will depend in part on currency exchange rate developments throughout the remainder of the fiscal year.

•	Full fiscal year GAAP EPS, on a diluted basis, is expected to be between $1.35 and $1.70 based on about 34.4 million weighted average shares outstanding. This would reflect EPS growth of 59% to 100%, and at the revenue guidance midpoint, implies net income margins of roughly 4% to 5%, versus net income margins of 2.5% in fiscal 2013.

We are also providing the assumptions noted on our guidance slide to facilitate comparisons with non-GAAP adjusted net income per diluted share.

•	Based on these assumptions, for the full fiscal year 2014, non-GAAP adjusted EPS is expected to be between $2.49 and $2.83, and excludes expected acquisition-related amortization of intangible assets of approximately $8.7 million; share-based compensation expense and its related tax effect of approximately $29.5 million; charges related to the alignment of acquisition-related intellectual property with global operations of approximately $2.3 million; and 35.0 million shares outstanding.

•	This would reflect non-GAAP EPS growth of 16% to 32%, and at the revenue guidance midpoint, implies non-GAAP net income margins of roughly 7% to 8%, versus non-GAAP net income margins of 6.5% in fiscal 2013.

We expect these expenses which are excluded from non-GAAP results to be fairly evenly distributed throughout the fiscal year, with the exception of the alignment of the acquisition-related intellectual property which is recorded based on the timing of how the profits come in on a quarterly basis.

Slide 18

This chart shows capital expenditures in dollars and as a percentage of revenue for the past several years, and also shows our expectations for fiscal 2014 at the midpoint of our revenue guidance range. For fiscal 2014, we expect capital expenditures of $85 to $100 million, or 7% to 8% of our revenue guidance midpoint, which is roughly flat in absolute dollars with capital expenditures in fiscal 2013. Our planned capital expenditures in the year will be spread across investments in facilities, manufacturing equipment and IT equipment. While we have no major production facility expansions planned for FY14, we are making some changes to the layout in some of our facilities, building out a new manufacturing engineering center in Switzerland, investing in new manufacturing technologies, and making other capital investments to improve efficiency.

Our capital expenditures will play a significant role in our free cash flow in fiscal 2014. Though we expect significant net income growth in fiscal 2014, spending at the high end of our cap ex range could result in limited free cash flow growth.

Slide 19

In summary, Vistaprint started the fiscal year with a quarter that was in-line with our expectations as we continue to focus on delivering our strategic and financial objectives. We continue to believe that we can drive longer-term healthy revenue growth with disciplined and balanced growth in profits, which will continue to build our competitive advantage and long-term shareholder value.